ERNST & YOUNG LLP
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                         REPORT OF INDEPENDENT AUDITORS

Board of Directors of
Cortland Trust, Inc.


In planning and performing our audit of the financial statements of Cortland Trust, Inc.(comprising, the Cortland General Money Market Fund, the U.S. Government Fund and the Municipal Money Market Fund) for the year ended March 31, 2000 we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the internal control.

The management of Cortland Trust, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controlls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principals. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, misstatements due to errors or fraud may occur and not be detected. Also, projection of any evaluation of the internal control to future periods is subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2000.

This report is intended solely for the information and use of the board of directors and management of Cortland Trust, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used other than by anyone other than these specified parties.



                                               ERNST & YOUNG LLP


May 19, 2000